UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 22, 2003


                    Federal Agricultural Mortgage Corporation
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)


        Federally chartered
         instrumentality of
         the United States                0-17440             52-1578738
 (State or other jurisdiction of        (Commission        (I.R.S. Employer
  incorporation or organization)        File Number)      Identification No.)



  1133 21st Street, N.W., Suite 600, Washington, D.C.            20036
  ---------------------------------------------------         ------------
   (Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
                              --------------------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a) Not applicable.

      (b) Not applicable.

      (c) Exhibits:

                  99    Press release dated October 22, 2003.

Item 9.  Regulation FD Disclosure.

     On October 22, 2003, the Registrant issued a press release to announce the Registrant's financial results for third quarter 2003. A copy of the press release is attached to this report as Exhibit 99 and is incorporated herein by reference.

     The information set forth above is being furnished under "Item 9. Regulation FD Disclosure" and "Item 12. Results of Operations and Financial Condition" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The information in this Form 8-K shall not be incorporated by reference in any other filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 except as shall be expressly set forth by specific reference to this Form 8-K in such a filing.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Jerome G. Oslick
                                       ---------------------------------
                                        Name:   Jerome G. Oslick
                                        Title:  Vice President - General Counsel




Dated:      October 22, 2003

                                  EXHIBIT INDEX

Exhibit No.                   Description                           Page No.
-----------                   -----------                           --------

99                           Press Release Dated October 22, 2003       5

                                                                 Exhibit 99



                                   FARMER MAC

                                      NEWS


FOR IMMEDIATE RELEASE                                       CONTACT
October 22, 2003                                            Jerome Oslick
                                                            202-872-7700


                    Farmer Mac Reports Third Quarter Results

             Year-to-Date Earnings Up, Delinquencies at 2-Year Low


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income for third quarter 2003 of $3.3 million or $0.28 per diluted share, compared to $8.4 million or $0.70 per diluted share for second quarter 2003 and $5.0 million or $0.42 per diluted share for third quarter 2002. For the nine months ended September 30, 2003, net income was $20.1 million or $1.68 per diluted share, compared to $18.5 million or $1.54 per diluted share for the nine months ended September 30, 2002.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Farmer Mac's third quarter performance evidences the fundamental strength of its business model as it fulfills its Congressionally-mandated mission to serve America's farmers, ranchers and rural homeowners.

     "In addition to GAAP earnings, Farmer Mac reports its `core earnings,' a non-GAAP measure. That measure was developed by Farmer Mac to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards, and less the after-tax net gains and losses on the repurchase of debt. Core earnings were $5.5 million or $0.46 per diluted share for third quarter 2003, compared to $5.8 million or $0.48 per diluted share for second quarter 2003 and $5.9 million or $0.49 per diluted share for third quarter 2002. For the nine months ended September 30, 2003, core earnings were $17.2 million or $1.43 per diluted share, compared to $17.0 million or $1.41 per diluted share for the corresponding period in the prior year.

     "We are pleased by the continued improvements in the performance of the portfolio of loans underlying our guarantees and LTSPCs. As a result of Farmer Mac's ongoing credit risk management efforts, 90-day delinquencies in Farmer Mac's portfolio were at their lowest levels in more than two years: $47.1 million, representing 0.98 percent of the portfolio as of September 30, 2003, down from the September 30, 2002 levels of $79.8 million and 1.77 percent, and the September 30, 2001 levels of $66.5 million and 2.00 percent.

     "Quarterly new business volume improved to $349.1 million for third quarter 2003, compared to $322.3 million for second quarter and $267.5 million for first quarter. Lender interest in Farmer Mac is producing a steady stream of new volume in the form of Farmer Mac I and II individual loan purchases and additions to existing long-term standby purchase commitments ("LTSPCs"), and prospects for larger portfolio transactions exist. We believe the recent release of the October 2003 GAO Report on Farmer Mac has cleared the way for significant new marketing opportunities.

     "Based upon these considerations, we believe that Farmer Mac's financial condition and business prospects are strong and that 2003 core earnings per diluted share will meet or exceed 2002 core earnings per diluted share of $1.90."

     Core earnings, the measure most comparable to GAAP net income available to common stockholders, are not heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio. Since the value of those financial derivatives is driven by fluctuations in interest rates that cannot reliably be projected,
Farmer  Mac  is  unable  to  project   GAAP  net  income   available  to  common
stockholders.

Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures.  Farmer  Mac uses  these  non-GAAP  performance  measures  to  develop financial plans, to measure corporate performance and to set incentive compensation. They provide relatively less volatile financial information and are a more accurate representation of Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously used similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     Core earnings is one such non-GAAP measure that Farmer Mac developed to present net income available to common stockholders less: (a) the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), and (b) the after-tax net gains and losses on the repurchase of debt that, prior to January 1, 2003, were reported as extraordinary items. Due in part to the adverse effects of FAS 133, Farmer Mac's GAAP net income available to common stockholders decreased to $3.3 million for third quarter 2003, compared to $5.0 million for third quarter 2002, while its less volatile core earnings were $5.5 million for third quarter 2003, compared to $5.9 million for third quarter 2002. The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

                      Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
------------------------------------------------------------------------------------------------------------------------------------

                                                     Three Months Ended                                     Nine Months Ended
                                    ------------------------------------------------- ----------------------------------------------
                                          September 30,              September 30,             September 30,         September 30,
                                              2003                       2002                      2003                  2002
                                    ------------------------- ------------------------ ----------------------- ---------------------
                                                                  (in thousands, except per share amounts)
                                                      Per                     Per                       Per                  Per
                                                    Diluted                 Diluted                   Diluted              Diluted
                                                     Share                   Share                     Share                Share
                                                   ----------              ----------                ----------           ---------
GAAP net income available
   to common stockholders              $ 3,345      $ 0.28     $ 5,030      $ 0.42     $ 20,139      $ 1.68    $ 18,518    $ 1.54

Less the effects of FAS 133:
   Unrealized gains and (losses)
    on financial derivatives and
    trading assets, net of tax          (2,269)      (0.19)       (943)      (0.08)       2,695        0.22        (947)    (0.08)
   Benefit from non-amortization
    of premium payments
    on financial derivatives,
    net of tax                              76        0.01          92        0.01          238        0.02         294      0.03

Less gains on the repurchase of
   debt previously reported as
   extraordinary items, net of tax           -          -            -          -             -           -       2,203      0.18

                                    -------------- ---------- ------------- ---------- ------------- --------  ---------  --------
Core earnings                          $ 5,538      $ 0.46      $ 5,881      $ 0.49    $ 17,206      $ 1.43    $ 16,968    $ 1.41
                                    -------------- ---------- ------------- ---------- ------------- --------  ---------  --------

     Later in this release, Farmer Mac provides additional information about the impact of FAS 133, which decreased GAAP net income available to common stockholders by $2.2 million in third quarter 2003.

Net Interest Income

     Net interest income, which does not include guarantee fees from loans purchased and retained prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $8.9 million for third quarter 2003, compared to $9.4 million for second quarter 2003 and $11.1 million for third quarter 2002. The net interest yield was 89 basis points for third quarter 2003, compared to 92 basis points for second quarter 2003 and 114 basis points for third quarter 2002. The effects of FAS 140 for third quarter 2003, second quarter 2003 and third quarter 2002 were the reclassification of guarantee fee income as interest income in the amount of approximately $1.1 million (11 basis points), $1.1 million (10 basis points) and $1.0 million (10 basis points), respectively.

     During third quarter 2003, the Chief Accountant at the U.S. Securities and Exchange Commission ("SEC") provided additional guidance to all registrants regarding the classification on the statement of operations of realized gains and losses resulting from financial derivatives that are not in fair value or cash flow hedge relationships. All registrants were requested to comply with this guidance in future filings and to reclassify this activity for all prior periods presented. As a result of the application of this additional guidance, the net interest income and expense realized on financial derivatives that are not in fair value or cash flow hedge relationships has been reclassified from net interest income into gains and losses on financial derivatives and trading assets. For third quarter 2003, second quarter 2003 and third quarter 2002, this reclassification resulted in the reduction of the net interest yield of 1 basis point, an increase of 3 basis points and an increase of 11 basis points, respectively.

     The net interest yields for third quarter 2003, second quarter 2003 and third quarter 2002 included the benefits of yield maintenance payments of 11 basis points, 11 basis points and 15 basis points, respectively. For third quarter 2003, the effects of yield maintenance payments on net income and diluted earnings per share were $0.7 million or $0.6 per diluted share, respectively, compared to $0.8 million or $0.06 per diluted share for second quarter 2003 and $0.9 million or $0.08 per diluted share for third quarter 2002.

Guarantee and Commitment Fees

     Guarantee and commitment fees were $5.1 million for third quarter 2003, compared to $5.1 million for second quarter 2003 and $4.9 million for third quarter 2002. The year-to-year increase in guarantee and commitment fees reflects an increase in the average balance of outstanding guarantees and commitments. As discussed above, for third quarter 2003, $1.1 million of guarantee fee income was reclassified as interest income in accordance with FAS 140, compared to $1.1 million for second quarter 2003 and $1.0 million for third quarter 2002.

Operating Expenses

     Compensation and employee benefits for third quarter 2003 were $1.6 million, compared to $1.5 million for second quarter 2003 and $1.3 million for third quarter 2002. The increase was due, in large part, to increased staffing levels for administrative activities and compliance with regulatory requirements, including those of the Sarbanes-Oxley Act of 2002. General and administrative expenses for third quarter 2003 were $1.6 million, compared to $1.2 million for second quarter 2003 and $2.2 million for third quarter 2002. For the nine months ended September 30, 2003, general and administrative expenses were $3.9 million, compared to $4.8 million for the nine months ended September 30, 2002. Farmer Mac expects to continue to reduce those expenses during the next twelve months, reflecting declining needs for the services of outside consultants retained in connection with adverse publicity and misinformation about the Corporation disseminated in 2002 and with the October 2003 GAO Report.

     Regulatory fees for third quarter 2003 were $0.4 million, compared to $0.4 million for second quarter 2003 and $0.4 million for third quarter 2002. Farmer Mac's federal regulator, the Farm Credit Administration ("FCA"), has advised Farmer Mac that its estimated assessment level for the year ending September 30, 2004 will be $1.7 million, up from its $1.4 million estimated assessment level for the year ended September 30, 2003. After the end of a federal government fiscal year, FCA may revise its prior year estimated assessments to reflect actual costs incurred, and has issued both additional assessments and refunds in the past.

     Discussion of the provision for losses is covered under the topic of "Credit" later in this release.

Capital

     Farmer Mac's core capital totaled $206.4 million as of September 30, 2003, compared to $202.9 million as of June 30, 2003 and $181.1 million as of September 30, 2002. The regulatory methodology for calculating core capital excludes the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income/(loss). Farmer Mac's core capital as of September 30, 2003 exceeded the statutory minimum capital requirement of $137.7 million by $68.7 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by FCA ("RBC test"). The RBC test determines the amount of regulatory capital (core capital plus the allowance for losses) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of September 30, 2003, the RBC test generated an estimated risk-based capital requirement of $45.5 million. Farmer Mac's regulatory capital of $229.1 million as of September 30, 2003 exceeded that amount by approximately $183.6 million. The $45.5 million estimated risk-based capital requirement as of September 30, 2003 is consistent with the risk-based capital requirement of $45.4 million as of June 30, 2003. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

Credit

     As of September 30, 2003, Farmer Mac's 90-day delinquencies totaled $47.1 million, representing 0.98 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $79.8 million and 1.77 percent, respectively, as of September 30, 2002. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

     As of September 30, 2003, non-performing assets totaled $84.6 million, representing 1.74 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $91.3 million (2.03 percent) as of September 30, 2002. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy, or real estate owned ("REO"). The principal balance of non-performing assets reflects a group of loans that are current under the original loan terms or a court-approved bankruptcy plan, though the borrowers on those loans have filed for bankruptcy protection, and certain segments of the portfolio that have cycled through foreclosure and into the REO asset category, which completes the involuntary loan liquidation process.

     The difference between the non-performing asset and 90-day delinquency measures is the exclusion of REO and loans performing in bankruptcy from 90-day delinquencies. Unlike the non-performing asset measure, the 90-day delinquency measure takes into account only those outstanding loans on which borrowers are not current on their required payments and does not include loans that have been liquidated.

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of most Farmer Mac I loans.

     As of September 30, 2003, Farmer Mac had $16.4 million of REO, compared to $17.2 million as of June 30, 2003 and $3.7 million as of September 30, 2002. The commodity and geographic diversification of the REO properties is consistent with the commodity and geographic diversification of the non-performing assets. Analysis of the portfolio by geographic and commodity distribution indicates that non-performing assets, including REO, have been and are expected to be most prevalent in the loans concentrated in geographic areas and commodities that do not receive significant government support. Prior to acquisition of property securing a loan, Farmer Mac devises a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and the requirements of local law.

     Farmer Mac analyzes each asset in its portfolio of non-performing assets to measure impairment, based on the fair value of the underlying collateral. As of September 30, 2003, Farmer Mac's analysis of its $84.6 million of non-performing assets and their updated appraisals or other collateral valuations indicated that $68.0 million of non-performing assets were adequately collateralized. On the remaining $16.6 million of non-performing assets, loan-by-loan analyses considering updated collateral values indicated individual collateral shortfalls that totaled $3.4 million. Accordingly, Farmer Mac allocated specific allowances of $3.4 million to those loans. As of September 30, 2003, after the allocation of specific allowances to under-collateralized loans, Farmer Mac had remaining non-specific or general allowances and contingent obligation for inherent probable losses of $19.4 million, with the total allowance for losses of $22.7 million.

     During third quarter 2003, Farmer Mac charged off $1.3 million in losses against the allowance for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. During third quarter 2003, Farmer Mac recovered $0.1 million of losses previously charged off. Farmer Mac's total provision for losses was $2.1 million for third quarter 2003, compared to $2.1 million for second quarter 2003 and $2.0 million for third quarter 2002. As of September 30, 2003, Farmer Mac's allowance for losses and contingent obligation for probable losses totaled $22.7 million, or 47 basis points on the outstanding balance of loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $21.9 million (45 basis points) as of June 30, 2003 and $19.1 million (42 basis points) as of September 30, 2002. Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses, and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

     During third quarter 2003, at the request of a program participant, Farmer Mac converted an LTSPC that had been established prior to January 1, 2003 into a Farmer Mac Guaranteed Security. In accordance with Financial Accounting Standards Board Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, Farmer Mac recorded the fair value of its obligation to stand ready to perform under the new Farmer Mac Guaranteed Security. The fair value of this obligation includes Farmer Mac's estimate of the losses that are anticipated over the life of each contractual obligation. The change in accounting for this obligation, from a probable loss model to a fair value model, has resulted in a reduction in the reserve for losses of approximately $4.9 million. Since Farmer Mac believes that these losses remain probable, they have been included in the determination of the fair value of the contractual obligation.

     The following table summarizes the changes in the components of Farmer Mac's allowance for losses and contingent obligation for probable losses for the three months ended September 30, 2003. The contingent obligation for probable losses is a component of Farmer Mac's guarantee and commitment obligation.

                                                                       Contingent
                             Allowance        REO                      Obligation
                             for Loan      Valuation     Reserve      for Probable
                              Losses       Allowance    for Losses       Losses          Total
                           ------------  ------------  ------------ ---------------  -------------
                                                      (in thousands)
Beginning balance           $ 3,102         $ 592      $ 18,169             $ -        $21,863
     Provision for losses     3,391         1,368        (7,577)          4,940          2,122
     Net charge-offs           (322)         (920)            -               -         (1,242)
                           ------------  ------------  ------------ ---------------  -------------
Ending balance              $ 6,171       $ 1,040      $ 10,592         $ 4,940        $22,743
                           ------------  ------------  ------------ ---------------  -------------

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of September 30, 2003, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have increased MVE by 0.7 percent, while a parallel decrease of 100 basis points would have decreased MVE by 1.5 percent. As of September 30, 2003, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 2.3 percent, while a parallel decrease of 100 basis points would have decreased NII by 4.7 percent. Farmer Mac also measures the sensitivity of both MVE and NII to a variety of non-parallel interest rate shocks. As of September 30, 2003, Farmer Mac's MVE and NII were less sensitive to those non-parallel shocks than to parallel shocks. Farmer Mac's duration gap, another measure of interest rate risk, was minus 0.7 months as of September 30, 2003.

     The economic effects of derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. As an alternative to long-term fixed-rate debt issuance, Farmer Mac issues short-term debt and enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed interest rate swaps" are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term mortgage assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of September 30, 2003, Farmer Mac had $695.4 million notional amount of floating-to-fixed interest rate swaps for terms ranging from two months to 15 years. In addition, Farmer Mac enters into interest rate swaps to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of September 30, 2003, Farmer Mac had $533.9 million of such interest rate swaps.

     Farmer Mac uses derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of September 30, 2003, Farmer Mac had no uncollateralized net exposure to any counterparty.

Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the consolidated statements of operations and balance sheets. During third quarter 2003, the decrease in net after-tax income resulting from FAS 133 was $2.2 million and the net after-tax increase in accumulated other comprehensive income was $11.5 million. During second quarter 2003, the increase in net after-tax income resulting from FAS 133 was $2.6 million and the net after-tax decrease in accumulated other comprehensive income was $6.5 million. For third quarter 2002, the decreases in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $0.9 million and $19.0 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions on Farmer Mac that could hamper its growth or restrain its profitability; (3) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products and the general economy; (4) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (5) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac or the ability of certain lenders to participate in its programs or the terms of any such participation; (6) Farmer Mac's access to the debt markets at favorable rates and terms; (7) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital level; (8) borrower preferences for fixed-rate agricultural mortgage indebtedness; (9) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (10) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage-backed and debt securities; or (11) the effects on the agricultural economy of any changes in federal assistance for agriculture. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 27, 2003 and Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Form 10-K and Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's third quarter 2003 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Thursday, October 23, 2003, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                                   * * * *

                                  Federal Agricultural Mortgage Corporation
                                         Consolidated Balance Sheets
                                               (in thousands)

                                                       September 30,          December 31,          September 30,
                                                           2003                   2002                  2002
                                                    --------------------   -------------------    ------------------
                                                        (unaudited)            (audited)             (unaudited)
Assets:
   Cash and cash equivalents                             $ 513,370             $ 723,800             $ 493,202
   Investment securities                                 1,083,477               830,409               942,827
   Farmer Mac Guaranteed Securities                      1,521,167             1,608,507             1,636,639
   Loans                                                   979,643               966,123               878,845
     Allowance for loan losses                              (6,171)               (2,662)               (4,228)
                                                    --------------------   -------------------    ------------------
        Loans, net                                         973,472               963,461               874,617
   Real estate owned, net of valuation allowance
     of $1.0 million, $0.6 million and zero                 16,413                 5,031                 3,678
   Financial derivatives                                     2,816                   317                 3,660
   Interest receivable                                      42,290                65,276                47,854
   Guarantee and commitment fees receivable                 14,729                 5,938                 4,368
   Deferred tax asset                                       10,408                 9,666                 8,183
   Prepaid expenses and other assets                        18,229                10,510                16,596
                                                    --------------------   -------------------    ------------------
    Total Assets                                       $ 4,196,371           $ 4,222,915           $ 4,031,624
                                                    --------------------   -------------------    ------------------
Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                                $ 2,763,811           $ 2,895,746           $ 2,589,382
    Due after one year                                   1,074,070               985,318             1,118,338
                                                    --------------------   -------------------    ------------------
     Total notes payable                                 3,837,881             3,881,064             3,707,720
   Financial derivatives                                    82,112                94,314                67,688
   Accrued interest payable                                 29,782                29,756                31,803
   Guarantee and commitment obligation                      15,659                     -                     -
   Accounts payable and accrued expenses                    16,279                17,453                15,125
   Reserve for losses                                       10,592                16,757                13,772
                                                    --------------------   -------------------    ------------------
    Total Liabilities                                    3,992,305             4,039,344             3,836,108
   Preferred stock                                          35,000                35,000                35,000
   Common stock at par                                      11,796                11,638                11,629
   Additional paid-in capital                               84,655                82,527                82,445
   Accumulated other comprehensive income/(loss)            (2,336)                 (407)               14,407
   Retained earnings                                        74,951                54,813                52,035
                                                    --------------------   -------------------    ------------------
   Total Stockholders' Equity                              204,066               183,571               195,516
                                                    --------------------   -------------------    ------------------
    Total Liabilities and Stockholders' Equity         $ 4,196,371           $ 4,222,915           $ 4,031,624
                                                    --------------------   -------------------    ------------------

                             Federal Agricultural Mortgage Corporation
                               Consolidated Statements of Operations
                             (in thousands, except per share amounts)

                                                    Three Months Ended             Nine Months Ended
                                                 ---------------------------   ---------------------------
                                                 September 30,  September 30,   September 30,  September 30,
                                                     2003           2002            2003           2002
                                                 ------------  --------------   -------------  -------------
                                                 (unaudited)    (unaudited)     (unaudited)    (unaudited)
Interest income:
  Investments and cash equivalents                  $ 7,994        $ 10,658        $ 26,490       $ 32,528
  Farmer Mac Guaranteed Securities                   17,783          22,793          55,984         68,353
  Loans                                              13,543          12,734          39,679         26,926
                                                 ------------  --------------   -------------  -------------
Total interest income                                39,320          46,185         122,153        127,807
Interest expense                                     30,402          35,096          93,995         98,213
                                                 ------------  --------------   -------------  -------------
Net interest income                                   8,918          11,089          28,158         29,594
Provision for loan losses                            (3,391)              -          (6,015)             -
                                                 ------------  --------------   -------------  -------------
Net interest income after provision for loan losses   5,527          11,089          22,143         29,594

Guarantee and commitment fees                         5,056           4,874          15,261         14,164
Gains/(Losses) on financial derivatives
   and trading assets                                (3,348)         (2,563)          3,653         (4,754)
Gains on the repurchase of debt                           -               -               -          3,389
Miscellaneous income                                    354             458             743          1,218
                                                 ------------  --------------   -------------  -------------
Total revenues                                        7,589          13,858          41,800         43,611
                                                 ------------  --------------   -------------  -------------

Expenses:
  Compensation and employee benefits                  1,582           1,325           4,488          3,904
  General and administrative                          1,550           2,168           3,949          4,765
  Regulatory fees                                       383             397           1,148            790
  Provision for losses                               (1,269)          2,037             323          6,075
                                                 ------------  --------------   -------------  -------------
Total operating expenses                              2,246           5,927           9,908         15,534
                                                 ------------  --------------   -------------  -------------
Income before income taxes                            5,343           7,931          31,892         28,077
Income tax expense                                    1,438           2,341          10,073          8,663
                                                 ------------  --------------   -------------  -------------
Net income                                            3,905           5,590          21,819         19,414
Preferred stock dividends                              (560)           (560)         (1,680)          (896)
                                                 ------------  --------------   -------------  -------------
Net income available to common stockholders         $ 3,345         $ 5,030        $ 20,139       $ 18,518
                                                 ------------  --------------   -------------  -------------

Earnings per common share:
    Basic earnings per common share                  $ 0.28          $ 0.43          $ 1.72         $ 1.60
    Diluted earnings per common share                $ 0.28          $ 0.42          $ 1.68         $ 1.54

                  Federal Agricultural Mortgage Corporation
                            Supplemental Information

     The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.

            Farmer Mac Purchases, Guarantees and Commitments
------------------------------------------------------------------------------------------
                                    Farmer Mac I
                           ------------------------------
                             Loans and
                             Guaranteed
                             Securities       LTSPCs       Farmer Mac II       Total
                           --------------- -------------- ---------------- ---------------
                                                   (in thousands)
For the quarter ended:

   September 30, 2003         $ 42,760      $ 199,646        $ 106,729       $ 349,135
   June 30, 2003                65,615        179,025           77,636         322,276
   March 31, 2003               59,054        166,574           41,893         267,521
   December 31, 2002            62,841        395,597           38,714         497,152
   September 30, 2002           58,475        140,157           37,374         236,006
   June 30, 2002               551,690        280,904           57,769         890,363
   March 31, 2002               74,875        338,821           39,154         452,850
   December 31, 2001            62,953        237,292           51,056         351,301
   September 30, 2001           75,135        246,472           42,396         364,003
   June 30, 2001                85,439        499,508           57,012         641,959
   March 31, 2001               48,600         49,695           47,707         146,002

For the year ended:
   December 31, 2002           747,881      1,155,479          173,011       2,076,371
   December 31, 2001           272,127      1,032,967          198,171       1,503,265

                Outstanding Balance of Farmer Mac Loans, Guarantees and Commitments (1)
----------------------------------------------------------------------------------------------------------------
                                             Farmer Mac I
                             -----------------------------------------------
                                      Post-1996 Act
                             -------------------------------
                               Loans and
                               Guaranteed                       Pre-1996
                               Securities        LTSPCs            Act         Farmer Mac II        Total
                             ---------------  --------------  --------------  ---------------- ----------------
                                                              (in thousands)
As of:
  September 30, 2003 (2)      $ 2,721,775      $2,174,182       $ 25,588         $ 720,584      $ 5,642,129
  June 30, 2003                 2,108,180       2,790,480         28,057           668,899        5,595,616
  March 31, 2003                2,111,861       2,732,620         29,216           650,152        5,523,849
  December 31, 2002             2,168,994       2,681,240         31,960           645,790        5,527,984
  September 30, 2002            2,127,460       2,407,469         35,297           630,452        5,200,678
  June 30, 2002                 2,180,948       2,336,886         37,873           617,503        5,173,210
  March 31, 2002                1,655,485       2,126,485         41,414           592,836        4,416,220
  December 31, 2001             1,658,716       1,884,260         48,979           595,156        4,187,111
  September 30, 2001            1,605,160       1,731,861         58,813           608,944        4,004,778

                           Outstanding Balance of Loans Held and Loans Underlying
                             On-Balance Sheet Farmer Mac Guaranteed Securities
------------------------------------------------------------------------------------------------------------------------

                                   Fixed Rate
                                  (10-yr. Wtd.          5-to-10-Year         1-Month-to-3-Year
                                   Avg. Term)          ARMs and Resets              ARMs                   Total
                               --------------------   ------------------   -----------------------   -------------------
                                                                   (in thousands)
As of:
     September 30, 2003             $ 865,817          $ 1,037,168               $ 535,915             $ 2,438,900
     June 30, 2003                    889,839            1,064,824                 511,700               2,466,363
     March 31, 2003                   880,316            1,057,310                 515,910               2,453,536
     December 31, 2002              1,003,434              981,548                 494,713               2,479,695
     September 30, 2002             1,000,518              934,435                 498,815               2,433,768
     June 30, 2002                  1,016,997              892,737                 516,892               2,426,626
     March 31, 2002                   751,222              797,780                 350,482               1,899,484
     December 31, 2001                764,115              790,948                 302,169               1,857,232

                                        Non-performing Assets and 90-Day Delinquencies
------------------------------------------------------------------------------------------------------------------------------------

                             Outstanding
                            Post-1996 Act                                         Less:
                               Loans,             Non-                           REO and
                           Guarantees and      Performing                       Performing            90-Day
                               LTSPCs          Assets (3)      Percentage      Bankruptcies      Delinquencies (4)     Percentage
                          ------------------  --------------  -------------   ---------------   --------------------  --------------
                                                                 (dollars in thousands)
As of:
   September 30, 2003        $ 4,871,756        $ 84,583          1.74%           $ 37,442          $ 47,141             0.98%
   June 30, 2003               4,875,059          80,169          1.64%             28,883            51,286             1.06%
   March 31, 2003              4,820,887          94,822          1.97%             18,662            76,160             1.58%
   December 31, 2002           4,821,634          75,308          1.56%             17,094            58,214             1.21%
   September 30, 2002          4,506,330          91,286          2.03%             11,460            79,826             1.77%
   June 30, 2002               4,489,735          65,196          1.45%             14,931            50,265             1.12%
   March 31, 2002              3,754,171          87,097          2.32%              7,903            79,194             2.11%
   December 31, 2001           3,428,176          58,279          1.70%              3,743            54,536             1.59%
   September 30, 2001          3,318,796          71,686          2.16%              5,183            66,503             2.00%
   June 30, 2001               3,089,460          53,139          1.72%              4,274            48,865             1.58%
   March 31, 2001              2,562,374          67,134          2.62%              2,154            64,980             2.54%

                Distribution of Post-1996 Act
        Non-performing Assets by Original LTV Ratio (5)
                  as of September 30, 2003
-----------------------------------------------------------------
                  (dollars in thousands)
                            Non-performing
  Original LTV Ratio            Assets              Percentage
-----------------------   -------------------     ----------------
   0.00% to 40.00%             $ 9,851                 12%
  40.01% to 50.00%              13,341                 16%
  50.01% to 60.00%              28,944                 34%
  60.01% to 70.00%              30,659                 36%
  70.01% to 80.00%               1,615                 2%
  80.01% +                         173                 0%
                          -------------------     ----------------
                 Total        $ 84,583                100%
                          -------------------     ----------------


            Distribution of Post-1996 Act Non-performing Assets
                         by Loan Origination Date
                         as of September 30, 2003
----------------------------------------------------------------------------
                         (dollars in thousands)
                                           Outstanding
     Loan                                    Loans,
  Origination        Non-performing        Guarantees
     Date                Assets            and LTSPCs         Percentage
----------------   -------------------  ----------------  ------------------
  Before 1994           $ 3,458            $ 644,369            0.54%
     1994                   863              160,693            0.54%
     1995                 2,486              148,735            1.67%
     1996                10,714              349,162            3.07%
     1997                16,767              407,445            4.12%
     1998                16,358              652,097            2.51%
     1999                16,855              688,389            2.45%
     2000                10,061              400,111            2.51%
     2001                 5,943              584,977            1.02%
     2002                   916              593,717            0.15%
     2003                   162              242,061            0.07%
                   -------------------  ----------------  ------------------
          Total        $ 84,583          $ 4,871,756            1.74%
                   -------------------  ----------------  ------------------

(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2) The Loans and Guaranteed Securities and LTSPCs amounts reflect the conversion of $725 million of existing LTSPCs to Guaranteed Securities during third quarter 2003 at the request of a program participant.
(3) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.
(4) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.
(5) Original LTV ratio is calculated by dividing the loan principal balance at the time of guarantee, purchase or commitment by the appraised value at the date of loan origination or, when available, the updated appraised value at the time of guarantee, purchase or commitment.